Exhibit 16.1

June 21, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 21, 2005 of CEVA, Inc. (f/k/a ParthusCeva, Inc.) and are in agreement with the statements contained in the second and third paragraphs under Item 4.01 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/Kost Forer Gabbay & Kassierer
(formerly Kost Forer & Gabbay)